Exhibit 10.1

EXECUTION VERSION

ROYALTY AGREEMENT

THIS AGREEMENT (“Agreement”) effective as of August 20, 2014, between EMISPHERE TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Delaware (“Company”) and (i) MHR Capital Partners Master Account LP, a limited partnership organized in Anguilla, British West Indies (“Master Account”), (ii) MHR Capital Partners (100) LP, a Delaware limited partnership (“Capital Partners (100)”), (iii) MHR Institutional Partners II LP, a Delaware limited partnership (“Institutional Partners II”) and (iv) MHR Institutional Partners IIA LP, a Delaware limited partnership (“Institutional Partners IIA”). Each of Master Account, Capital Partners (100), Institutional Partners II and Institutional Partners IIA shall be referred to herein as a “MHR Fund” and collectively as the “MHR Funds”.

BACKGROUND:

WHEREAS, Company has rights to certain IP Rights (as hereinafter defined);

WHEREAS, the MHR Funds and Company have entered into that certain senior secured loan agreement (the “Facility”) as of the date hereof to, among other things, finance the development, manufacturing, marketing and sales of Eligen® B12 and related products;

WHEREAS, in connection with the entry into the Facility, the MHR Funds and the Company have amended and restated the 13% senior secured convertible notes (as so amended and restated, the “Convertible Notes”), the 13% senior secured promissory bridge notes (as so amended and restated, the “Bridge Notes”) and the promissory reimbursement notes (as so amended and restated, the “Reimbursement Notes” and, together with the Convertible Notes and Bridge Notes, the “MHR Notes”);

WHEREAS, in connection with the entry into the Facility and the amendment and restatement of the MHR Notes, Institutional Partners IIA and the Company have amended that certain Pledge and Security Agreement, dated September 26, 2005, as amended, by and between the Company and Institutional Partners IIA (as so amended, the “Security Agreement”) to among other things, secure the Reimbursement Notes as well as the payments due under this Agreement;

WHEREAS, it is a condition to the MHR Funds entering into the Facility and amending and restating the MHR Notes that the Company enter into the Security Agreement and this Agreement providing for the payment by the Company to the MHR Funds of certain royalties on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 As used in this Agreement, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

(a) “Affiliate” means, with respect to any Person hereto, any corporation or other business entity which directly or indirectly through stock ownership or through any other arrangement either controls, is controlled by or is under common control with, such Person. The term “control” shall mean the power to direct the affairs of such Person by reason of ownership of voting stock or other equity interests, by contract or otherwise.

(b) “Balance Sheet” means the consolidated balance sheet of the Company.

(c) “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are not required to be open.

(d) “Cash Equivalents” means (i) Dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 6 months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of 6 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 6 months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thompson Bank Watch Rating of “B” or better, (iv) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group and in each case maturing within 6 months after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i)—(v) of this definition.

(e) “Contract” means any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation.

(f) “Designated Product(s)” means an oral product for human use that includes SNAC and Vitamin B12 (in any and all dosages and forms), any Related Products, and/or any line extension of any of the foregoing.

(g) “Dietary Supplement” shall have the meaning as currently set forth in the federal Food, Drug, and Cosmetic Act, at 21 U.S.C. § 321(ff).

(h) “Effective Date” means the date first set forth above.

(i) “Fiscal Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

(j) “Fiscal Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

(k) “Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

(l) “Income Statement” means the consolidated statements of operations of the Company.

(m) “IP Rights” means any and all Patent Rights and all Know-How.

(n) “Know-How” means all scientific and technical information and know-how, trade secrets, data and technology, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof, that relate to or are directed to (i) SNAC, any other similar agent for improved or different bioavailability, (ii) the Company’s proprietary Eligen® technology or any other technology owned or licensed by the Company or any of its Affiliates, (iii) the Designated Product or (iv) the manufacture and/or use of any of the foregoing. Know-How does not include Patent Rights or inventions claimed thereby.

(o) “Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, security deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever.

(p) “Mandatory Redemption” shall have the meaning set forth in the Convertible Notes.

(q) “Medical Food” shall have the meaning as currently set forth in the federal Food, Drug, and Cosmetic Act, at 21 U.S.C. § 360ee(b)(4).

(r) “MHR Approved Products” means those products or business opportunities of the Company as the MHR Funds may approve from time to time in writing in its sole discretion, provided that any such written approval shall specifically reference this Agreement and indicate that such product or business opportunity shall be included as a MHR Approved Product hereunder.

(s) “Net Sales” means, for any period, Revenues, plus any gross sales by any non-consolidated Affiliate or sub-licensee, distributor or partner during such period, in each case with respect to all sales, transfers or other dispositions of Designated Products (whether to end-users, distributors or otherwise), less the following deductions, to the extent reasonable and customary, not already deducted from Revenues or gross sales, as applicable, and incurred with respect to the applicable sale, transfer or other disposition of the Designated Product: (i) import, export, excise and sales taxes (including duties or other governmental charges levied on, absorbed or otherwise imposed on the sale of Designated Product including, without limitation, value added taxes or other governmental charges otherwise measured by the billing amount, when included in billing), (ii) custom duties, (iii) credits or allowances granted on returns of Designated Products actually sold, (iv) bad debt deductions actually written off during such period, and (v) trade, cash and quantity discounts, allowances and credits. For purposes of calculating Net Sales under this Agreement, and subject to Section 2.3(e) hereof, all sales, transfers or other dispositions of Designated Product hereunder, whether made for cash or otherwise, shall be deemed to be made for cash, at the applicable fair market value of the Designated Product.

(t) “Patent Rights” means any and all patents and patent applications (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) which during the term of this Agreement are owned by the Company or any of its Affiliates or to which the Company or any of its Affiliates through license or otherwise acquires rights, which: (i) have claims covering (x) SNAC, any other similar agent for improved or different bioavailability, the Company’s proprietary Eligen® technology or any other technology owned or licensed by the Company or any of its Affiliates, or (y) the Designated Product or (z) the manufacture and/or use of any of the foregoing; or (ii) are divisions, continuations, continuations-in-part, patents of addition, reissues, renewals, extensions, registrations, confirmations, re-examinations, any provisional applications, supplementary protection certificates or the like of any such patents and patent applications and foreign equivalents thereof.

(u) “Person” means any corporation, limited liability company, natural person, firm, joint venture, partnership, trust, unincorporated association or Governmental Authority, or any political subdivision, department or agency of any Governmental Authority.

(v) “Pro Forma Cash Balance” means the amount of cash and Cash Equivalents set forth on the Balance Sheet as of any determination date, plus all cash expenditures made and cash expenses incurred during the rolling twelve month period preceding such determination date, in each case other than those cash expenditures and cash expenses relating to the Designated Products, the Company’s general overhead expenses or any MHR Approved Products.

(w) “Related Product” shall mean any Dietary Supplement, Medical Food or drug, whether available over-the-counter or by prescription, in any dosage form, strength or route or mode of administration, containing Vitamin B12, whether in combination with any other vitamin, mineral, nutrient, Dietary Supplement, Medical Food, drug or active or inactive pharmaceutical ingredient or otherwise, and including SNAC or any other similar agent for improved or different bioavailability using the Company’s proprietary Eligen® technology or any other technology owned or licensed by the Company or any of its Affiliates.

(x) “Revenues” means the amount ascribed to “Revenues” in the Income Statement for the relevant period.

(y) “SNAC” means the Company’s proprietary Eligen® technology carrier as set forth on Exhibit A.

(z) “Special Committee” means the special committee of independent directors of the Company, formed for the purpose of considering, negotiating and evaluating this Agreement, the Facility, the amendment and restatement of the Existing Notes (as such term is defined in the Facility), the amendment of the Security Agreement and the transactions contemplated hereby and thereby.

(aa) “Territory” means all of the countries in the world.

(bb) “Third Party Payments” means any fee, lump-sum, milestone or other payment or consideration, received by Company or its Affiliates in connection with the license, distribution or partnering of Designated Product or the IP Rights for the purpose of making, using, selling or distributing Designated Products, but excluding any payments that would constitute Net Sales hereunder.

(cc) “Valid Patent Claim” means a claim of a patent application or an issued and unexpired patent included within the Patent Rights, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE II

ROYALTIES AND REPORTS

2.1 Royalties on Net Sales. In partial consideration for the MHR Funds entering into the Facility and the MHR Notes, the Company shall pay to the MHR Funds, subject to the terms and conditions of this Agreement, royalties in perpetuity, commencing as of the Effective Date, in an amount equal to: twenty percent (20%) of all Net Sales during any Fiscal Year; provided that, from and after October 1, 2015, if no amount of indebtedness is outstanding under the Facility (including indebtedness outstanding as a result of the principal amount of indebtedness being increased pursuant to Section 2.3(c) below) as a result of such indebtedness being repaid in accordance with the terms of the Facility (the “Indebtedness Repayment Condition”), such amount shall be reduced to (i) five percent (5%) of all Net Sales (other than Net Sales described in subclause (ii) below) commencing with the first Fiscal Quarter immediately following the Fiscal Quarter in which the Indebtedness Repayment Condition is satisfied, or (ii) two and one half percent (2.5%) of all Net Sales commencing with the first Fiscal Quarter immediately following the Fiscal Quarter in which the Indebtedness Repayment Condition is satisfied, but only with respect to the Net Sales made in any country in which there was not a Valid Patent Claim and where generic entry of a competitive product not by the Company or its Affiliates that does not infringe a Valid Patent Claim in such country has occurred, in each case as of the last day of such Fiscal Quarter. Once the royalty rate set forth in this Section 2.1 has been reduced to 5%, the rate shall not be reinstated to 20% even if additional indebtedness is added to the Facility as a result of the penultimate sentence of Section 2.3(c) hereof.

2.2 Royalties on Third Party Payments. In partial consideration for the MHR Funds entering into the Facility and the MHR Notes, the Company shall pay to the MHR Funds, subject to the terms and conditions of this Agreement, royalties in perpetuity, commencing as of the Effective Date, in an amount equal to: twenty percent (20%) of all Third Party Payments received during any Fiscal Year; provided that, from and after October 1, 2015, if the Indebtedness Repayment Condition is satisfied, such amount shall be reduced to five percent (5%) of all Third Party Payments commencing with the first Fiscal Quarter immediately following the Fiscal Quarter in which the Indebtedness Repayment Condition is satisfied. Once the royalty rate set forth in this Section 2.2 has been reduced to 5%, the rate shall not be reinstated to 20% even if additional indebtedness is added to the Facility as a result of the penultimate sentence of Section 2.3(c) hereof.

2.3 Reports; Method of Payment.

(a) Subject to Sections 2.3(b) and 2.3(c) below, within thirty (30) days following the close of each Fiscal Year, the Company shall furnish to the MHR Funds a written report for such Fiscal Year showing all Net Sales and Third Party Payments during such Fiscal Year and the royalties payable under this Agreement for such Fiscal Year (on a Fiscal Quarter by Fiscal Quarter basis). Simultaneously with the submission of the written report, the Company shall pay to the MHR Funds a sum equal to the aggregate royalty due for such Fiscal Year calculated in accordance with this Agreement.

(b) Notwithstanding anything to the contrary in Section 2.3(a) above, but subject to Section 2.3(c) below, if, during any Fiscal Quarter ending on March 31, June 30 or September 30, the aggregate amount of royalties payable under this Agreement exceeds $3 million for such Fiscal Quarter, within thirty (30) days following the close of such Fiscal Quarter, the Company shall furnish to the MHR Funds a written report for such Fiscal Quarter showing all Net Sales and Third Party Payments during such Fiscal Quarter and the royalties payable under this Agreement for such Fiscal Quarter. Simultaneously with the submission of the written report, the Company shall pay to the MHR Funds a sum equal to the aggregate royalty due for such Fiscal Quarter calculated in accordance with this Agreement (such payment, the “Accelerated Quarterly Payment”) and the amount of such Accelerated Quarterly Payment shall be deducted from the amount otherwise payable at the end of the Fiscal Year pursuant to Section 2.3(a) above.

(c) Notwithstanding anything to the contrary in this Agreement, the amount of any royalties payable under this Agreement in respect of any Fiscal Year (in the case of any payments due under Section 2.3(a)) or Fiscal Quarter (in the case of any payments due under Section 2.3(b)), as applicable, shall only be payable in cash to the extent that such cash payments, if deducted from the calculation of the Pro Forma Cash Balance as of the end of such Fiscal Year or Fiscal Quarter, as applicable, would not cause such Pro Forma Cash Balance to be less than $10 million (or $15 million following the Fiscal Quarter in which the Indebtedness Repayment Condition has been satisfied but in no event prior to October 1, 2015). In the event that any royalty (or portion thereof) is prohibited from being paid in cash as a result of the application of the immediately preceding sentence, such royalty shall be added to the principal amount of indebtedness outstanding under the Facility as of the date such royalty payment is due pursuant to this Agreement. This Section 2.3(c) shall terminate and have no further force and effect upon following the occurrence of either of the following: (A) (i) the MHR Funds shall have assigned this Agreement (in whole or in part) to a third party and (ii) the earlier of March 30, 2022 or the date that the MHR Notes shall have been paid off in full or (B) a default or Event of Default shall have occurred under the Facility or any of the MHR Notes. The Company shall not convert any cash or Cash Equivalents held by the Company or any of its Subsidiaries to other assets for any purposes that include reducing the amounts otherwise payable in cash pursuant to this Section 2.

(d) Cash payments to be made by Company to the MHR Funds under this Agreement shall be paid in United States dollars by bank wire transfer in immediately available funds to such bank account as shall be designated in writing by the MHR Funds from time to time.

(e) The Company agrees that, without the prior written consent of the MHR Funds, it shall not accept payment in any form other than cash, to the extent such payment would constitute either Net Sales or Third Party Payments hereunder.

2.4 Maintenance of Records; Audits. Company shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined. Upon the written request of the MHR Funds, the Company shall permit an independent certified public accounting firm of nationally recognized standing selected by the MHR Funds and reasonably acceptable to Company, to have access during normal business hours to such of the records of Company as may be reasonably necessary to verify the accuracy of the royalty reports hereunder. The review by such accounting firm shall be conducted in confidence, provided that a summary of the results of such review may be shared with the MHR Funds and the Company. If such accounting firm concludes that additional royalties were owed with respect to such period, the Company shall pay the additional royalties within thirty (30) days of the date the MHR Funds delivers to the Company such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by the MHR Funds unless such report identifies additional royalties owing, in which case the Company shall pay such fees.

2.5 Income Tax Withholding. All payments under this Agreement shall be made without any deduction or withholding for or on account of any tax, except as set forth in this Section 2.5. The parties agree to cooperate and will each use reasonable efforts to minimize under applicable law obligations for any and all income or other taxes required by applicable law to be withheld or deducted from any of the royalty payments made by or on behalf of Company hereunder (“Withholding Taxes”). The Company (or the relevant Affiliate or sublicensee or distributor) shall, if required by applicable law, deduct from any amounts that it is required to pay to the MHR Funds an amount equal to such Withholding Taxes, provided that the Company (or other paying person) shall give the MHR Funds reasonable advance notice prior to paying any such Withholding Taxes. Such Withholding Taxes shall be paid to the proper governmental authority for the MHR Funds’ account and, if available, evidence of such payment shall be secured and sent to the MHR Funds within thirty (30) days of such payment. The Company (or the relevant Affiliate or sublicensee or distributor) shall, at the MHR Funds’ cost and expense, as mutually agreed by the parties hereto, do all such lawful acts and things and sign all such lawful deeds and documents as such other party may reasonably request to enable Company (or the relevant Affiliate or sublicensee or distributor) to avail itself of any applicable legal provision or any double taxation treaties with the goal of paying the sums due to the MHR Funds without deducting any Withholding Taxes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the MHR Funds as follows:

(a) Organization. The Company is (i) duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, and (ii) qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification.

(b) Due Authorization. The Company has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and its obligations hereunder have been duly authorized and have been approved by the board of directors of the Company upon the recommendation of the Special Committee and do not and will not constitute a breach or violation, or constitute a default under, the organizational documents of the Company; and this Agreement and each other document or agreement to be executed by the Company in connection with the execution, delivery and performance of this Agreement will each constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

(c) No Conflicts. The execution, delivery and performance of this Agreement by the Company does not, and the performance by the Company of its obligations contemplated hereunder will not, (i) violate or contravene any provision of the Company’s certificate of incorporation, bylaws or similar organizational documents of the Company; (ii) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations of, or the creation of any Lien on the assets of, the Company or any of its subsidiaries (with or without notice, lapse of time or both) pursuant to any Contract that is binding upon the Company or any of its subsidiaries, or any change in the rights or obligations of any party under any of such Contracts; (iii) require the Company or any of its subsidiaries to obtain the consent, waiver, authorization or approval of any Person which has not already been obtained; or (iv) violate, contravene or conflict with any award, judgment, decree or other order of any Governmental Authority, any statute, law, rule, regulation or other requirement of any Governmental Authority, or any permit, license, registration or other approval or authorization of any Governmental Authority.

(d) Consents. Except as may be required under the MHR Notes or the Security Agreement, the Company is not required to obtain any consent from, authorization or order of, or make any filing or registration with, any court, Governmental Authority or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof.

(e) No Brokers. No agent, broker, investment banker, Person or firm is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with the transactions contemplated by this Agreement based in any way on any arrangements, agreements or understandings made by or on behalf of the Company or any of its Affiliates.

3.2 Representations and Warranties of the MHR Funds. Each MHR Fund hereby represents and warrants to the Company, severally and not jointly, as follows:

(a) Organization. Such MHR Fund is duly organized, validly existing, and in good standing under the respective laws of the jurisdiction of its formation.

(b) Due Authorization. Such MHR Fund has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such MHR Fund of this Agreement and its obligations hereunder have been duly authorized, and this Agreement and each other document or agreement to be executed by such MHR Fund in connection with the execution, delivery and performance of this Agreement will each constitute the valid and legally binding obligation of such MHR Fund, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

(c) No Conflicts. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by such MHR Fund does not, and the performance by such MHR Fund of its obligations contemplated hereunder and thereunder will not (i) violate the organizational documents of such MHR Fund, (ii) violate any material agreement to which such MHR Fund is a party or by which such MHR Fund or any of its property or assets is bound, or (iii) violate, contravene or conflict with any law, rule, regulation, judgment, injunction, order or decree applicable to such MHR Fund.

(d) No Brokers. No agent, broker, investment banker, Person or firm is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with the transactions contemplated by this Agreement based in any way on any arrangements, agreements or understandings made by or on behalf of such MHR Fund or any of its Affiliates.

ARTICLE IV

TERM AND TERMINATION

4.1 Term and Expiration. This Agreement shall be effective as of the Effective Date and shall continue in effect in perpetuity unless terminated by the written consent of the Company and each of the MHR Funds.

4.2 Effect of Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Any expiration of this Agreement shall be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to expiration.

ARTICLE V

MISCELLANEOUS

5.1 Assignment; Successors. This Agreement shall inure to the benefit of, be binding upon and be enforceable by and against the parties hereto and their respective successors and permitted assigns. This Agreement is not assignable by the Company without the prior written consent of the MHR Funds, and any attempted assignment without such written consent shall be null and void; provided, however, that at any time that there are no amounts of principal or interest outstanding under the Facility or the MHR Notes, the Company may assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all rights to the Designated Product(s) or all or substantially all of the business of the Company, whether by merger, sale of stock, sale of assets or otherwise, upon the prior written consent of the MHR Funds, which consent shall not be unreasonably withheld, delayed or conditioned. The MHR Funds may assign this Agreement in whole or in part to any third party without the prior written consent of the Company.

5.2 Governing Law. This Agreement shall be governed exclusively by, construed and enforced in accordance with, the laws of the State of New York. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 5.7 hereof, such service to become effective ten (10) days after such mailing.

5.3 Waiver. No failure or delay on the part of the MHR Funds in exercising any right hereunder shall operate as a waiver of, or impair, any such right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right or of any obligation of the Company shall be effective unless given in writing and executed by the MHR Funds. No waiver of any such right shall be deemed a waiver of any other right hereunder.

5.4 Independent Relationship. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party. Neither party shall have any power to enter into any Contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

5.5 Amendment. No terms or provisions of this Agreement shall be varied or modified and no subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by an authorized officer of each party.

5.6 Specific Performance. The MHR Funds and the Company agree that, in the event that either of them were to violate any provision of this Agreement or fail to perform any obligation under this Agreement in accordance with its specific terms, the other party would suffer irreparable injury, for which there may be no adequate remedy at law. Consequently, the MHR Funds and the Company agree that, in the event of a breach or threatened breach of this Agreement by any party hereto, the other party shall be entitled, in addition to any other remedies to which they may be entitled at law, to equitable relief, including an injunction, to prevent any breaches and to enforce specifically this Agreement’s terms and provisions. The MHR Funds and the Company also agree that any such equitable relief may be sought without the obligation of posting any bond or surety.

5.7 Notices. All notices and other communications given to any party hereto pursuant to this Agreement shall be in writing and shall be delivered by hand, fax or email (and in the case of fax or email, receipt confirmed immediately via telephone), or mailed first class postage prepaid, registered or certified mail, addressed as follows:

If to the Company, to:

Emisphere Technologies, Inc.

4 Becker Farm Road, Suite 103

Roseland, NJ 07068

Attention: Michael R. Garone, Chief Financial Officer

Phone: (973) 532-8000

Fax: (973) 422-0125

Email: mgarone@emisphere.com

with a copy to:

Lowenstein Sandler LLP

65 Livingston Avenue

Roseland, NJ 07068

Attn: Michael J. Lerner, Esq.

Phone:(973) 597-6394

Fax: (973) 597-6395

Email: mlerner@lowenstein.com

If to the MHR Funds, to:

MHR Fund Management LLC

40 West 57th Street, 24th Floor

New York, NY 10019

Fax number: (212) 262-9356

Attention: Janet Yeung

Phone: (212) 262-0005

Fax: (212) 262-9356

Email: jyeung@mhrfund.com

with a copy to:

O’Melveny & Myers LLP

7 Times Square

New York, NY 10036

Attn: David I. Schultz

Phone: (212) 326-2000

Fax: (212) 326-2061

Email: dschultz@omm.com

Each such notice or other communication shall for all purposes be treated as being effective or having been given when delivered, if delivered personally, by e-mail or facsimile with confirmation of receipt or if by overnight courier or, if sent by mail, upon actual receipt.

5.8 Further Assurances. The Company shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the MHR Funds may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby. In furtherance of the foregoing, the Company shall allocate any payments due to the MHR Funds under this Agreement among the MHR Funds as the MHR Funds will notify the Company.

5.9 Severability. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court.

5.10 Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

EMISPHERE TECHNOLOGIES, INC.

By:	/s/ Michael R. Garone
Name:	Michael R. Garone
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

MHR CAPITAL PARTNERS MASTER ACCOUNT LP

By:	MHR Advisors LLC,
its General Partner

By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory

MHR CAPITAL PARTNERS (100) LP

By:	MHR Advisors LLC,
its General Partner

By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory

MHR INSTITUTIONAL PARTNERS II LP

By:	MHR Institutional Advisors II LLC,
its General Partner

By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory

MHR INSTITUTIONAL PARTNERS IIA LP

By:	MHR Institutional Advisors II LLC,
its General Partner

By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory

EXHIBIT A

Chemical structure of proprietary Eligen® technology carrier

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